Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

FBR CAPITAL MARKETS CORPORATION

A VIRGINIA CORPORATION

NAME OF SUBSIDIARY	JURISDICTION
FBR Asset Management Holdings, Inc.	Virginia

FBR Fund Advisers, Inc.	Delaware

FBR Investment Management, Inc.	Delaware

FBR Capital Markets Holdings, Inc.	Delaware

Friedman, Billings, Ramsey & Co., Inc.	Delaware

FBR Investment Services, Inc.	Delaware

Friedman, Billings, Ramsey International, Ltd.	England

FBR Investment Services, Inc.	Virginia

FBR Capital Markets PT, Inc.	Virginia